Exhibit 99.1

Phathom Pharmaceuticals Mourns the Loss of Chairman and Founder, Tadataka “Tachi” Yamada, M.D.

FLORHAM PARK, N.J., August 5, 2021 — Phathom Pharmaceuticals, Inc. (Nasdaq: PHAT), a late clinical-stage biopharmaceutical company focused on developing and commercializing novel treatments for gastrointestinal diseases, announced today the sad news that its chairman and founder, Dr. Tachi Yamada, passed away suddenly at his Seattle, Washington home on August 4.

“The entire Phathom community is devastated to learn of Tachi’s sudden passing and send our heartfelt condolences and prayers to the entire Yamada family,” said Terrie Curran, Phathom’s President and Chief Executive Officer. “Dr. Yamada was an extraordinary person and a tremendous leader, mentor, and friend. Beyond his many contributions to Phathom as our founder and chairman, Tachi was a legend in the gastroenterology community whose work was integral to some of the most important advancements in the field. His passing will leave an immeasurable void in the hearts of all who knew him.”

About Phathom Pharmaceuticals, Inc.

Phathom Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel treatments for gastrointestinal diseases and disorders. Phathom has in-licensed the exclusive rights in the United States, Europe, and Canada to vonoprazan, a novel potassium competitive acid blocker (P-CAB) in late-stage development for the treatment of acid-related disorders. For more information about Phathom, visit the Company’s website at www.phathompharma.com or follow the Company on social media: LinkedIn at www.linkedin.com/company/phathompharma and Twitter @PhathomPharma.

CONTACTS

Media Contact:

Nick Benedetto

1-877-742-8466

media@phathompharma.com

Investor Contact:

Joe Hand

1-877-742-8466

ir@phathompharma.com